Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Co-worker LTIP 2021, Co-worker LTIP 2023, Co-worker LTIP 2025, Co-worker LTIP 2026, Board LTIP 2023, Board LTIP 2024, Board RSU 2025 and Board RSU 2026 plans of Vicore Pharma Holding AB of our report dated April 17, 2026 (except for Note 8, as to which the date is May 22, 2026), with respect to the consolidated financial statements of Vicore Pharma Holding AB included in its Registration Statement on Form 20-F/A for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Stockholm, Sweden

August 21, 2026